EXHIBIT 10.8

Service Agreement

between

ImVisioN GmbH
Feodor-Lynen-Strasse 5, D-30625 Hanover

- ImVisioN -

and

Digilab BioVisioN GmbH
Feodor-Lynen-Strasse 5, D-30625 Hanover

- DBVN -

Introduction

ImVisioN runs its business on the premises of the current main office of DBVN. In return for remuneration, DBVN provides premises and staff infrastructure for this purpose within the framework described in the following, and can provide further services on request.

In this connection, the parties agree to the following:

1	Subject of the agreement

1.	In return for payment of the remuneration agreed upon in clause 6, DBVN is obligated to

	a)	supply premises (clause 2);
	b)	supply personnel (clause 3);
	c)	provide services within the area of IT (clause 4) and
	d)	provide other services to be agreed upon at any time (clause 5).

The services mentioned in clauses 2-4 are described by the parties as „fixed services“, and the services mentioned in clause 5 are called „variable services“.

2.	The extent of the before-mentioned services covered by the remuneration appear in detail on the basis of monthly services from the quantity outline attached in

– App. 1 –

Services that go beyond this outline because of foundation or extent are subject to individual agreements. They are arranged through an offer from DBVN and an order from ImVisioN. The regulations of this service agreement also apply to these services, also when not men- tioned specifically.

3.

If the amounts calculated for fixed services (clauses 2, 3 and 4) in the quantity outline should no longer be necessary to that extent in the duration of this agreement, adjustment of the quantity outline with up to +/- 50% is possible at one month’s notice from the announcement of the adjustment until it comes into force, yet not until three months after this agreement has come into force. More extensive changes require termination and renegotiation of the con- tract.

4.	From the time that the adjustment comes into force, the remuneration according to the ad- justment of the quantity outline is to be paid.

§ 2	Supply of premises

1.	At the main office of DBVN, DBVN supplies fully equipped offices and laboratories for Im- VisioN. This includes (listed in detail in ENCL. 1):

	-	supply of premises,
	-	supply of inventory,
	-	supply of laboratory equipment,
	-	supply of communication equipment (telephone, Internet, fax),
	-	supply of IT hardware (PC, network, printer, etc.) incl. current Office software (how- ever, cf. section § 4),
	-	supply of materials for office use,
	-	co-use of colour printers, copy machines, scanners,
	-	co-use of seminar and meeting rooms as per agreement,
	-	co-use of common rooms,
	-	co-use of archive rooms.

2.	The supply includes technical equipment to the extent that it is used by DBVN. Equipment beyond this standard requires special agreement. Replacement of equipment only occurs in case of malfunction.

3.	If the laboratories used by ImVisioN are run as S1 laboratories, ImVisioN has the sole re- sponsibility for correct notification and regulatory operation of these laboratories.

§ 3	Supply of secretary service

1.	DBVN constantly supplies work capacity for secretary work from its own staff to the extent determined in the quantity outline

2.

The selection of employees for the above-mentioned services is subject to the assessment of DBVN. If DBVN does not have the appropriate staff capacity to the extent necessary, DBVN can terminate the agreement with regard to these services at one month’s notice.

§ 4	Services within the area of IT

1.

DBVN makes the software used by DBVN in the network used by DBVN available for ImVi- sioN. This mainly includes standard software in the area of office communication (MS-Office, etc.). Carrying out updates of this software is subject to the judgment of DBVN; therefore, ImVisioN is not entitled to specific software or a specific or new software version.

2.

Within the scope of its own business, DBVN maintains the functionality of the supplied soft- ware as well as possible. Any further work on the software requires previous acceptance from DBVN and is charged to ImVisioN. ImVisioN is not entitled to specific access to the soft- ware

3.	The services include data security to the extent that DBVN carries out data security.

4.	The service also includes continuous maintenance of a web page for ImVisioN. This does not include any external costs connected with this.

§ 5	Variable services

A pre-planning time of 4 weeks is agreed upon for the services listed below, in order for both parties to be able to adjust their work to the supply times agreed upon in the pre-planning:

	-	Project management

-	HPLC service
-	Handling of patents
-	Expertise with regard to production and molecular biology

The persons that are to provide the variable services may only be exchanged with the consent of both parties.

Any entitlement to these services is subject to express confirmation from DBVN.

§ 6	Remuneration

1.

For fixed services, in accordance with clauses 2, 3 and 4, DBVN receives a standard amount of 8,500 EUR (eight thousand five hundred) net to be paid every month in advance. These services do not result in a later document for receipt.

2.

For variable services, in accordance with clause 5, DBVN receives remuneration in accor- dance with the net hourly rates stated in APPENDIX 1. These services are paid on a monthly basis and are payable 10 days after invoicing.

§ 7	Confidentiality

1.

In the duration of this agreement and beyond the termination of the agreement, the parties are obligated to keep any technical information or business information that they have acquired before and during this agreement confidential, also when the information has not been specified as specifically secret or confidential.

2.	The parties to this agreement are also to make sure that confidential information is not passed on by any third party that works with or for the party in question.

3.

If a party becomes aware that confidential documents, business or operational secrets are published through the know-how of a third party or if a third party fails to keep documents confidential, this party is to inform the other party about this without delay.

4.

Punishable violation of the before-mentioned obligations of confidentiality results in a con- tractual penalty for the violating party of 15,000 Euro for each violation, from which any other contractual penalties under this agreement are not subtracted. Any further legal claims for damages are not affected by the contractual penalties.

§ 8	Liability

The parties limit the liability under this agreement to matters caused by intentional or grossly negligent conduct.

§ 9	Duration of the agreement

1.

This agreement comes into force with retrospective effect from the 1st of February 2006 and is terminable at 3 months’ notice to the end of a quarter. The costs mentioned in Appendix 1 for the second floor will not be charged until from the 1st of April 2006.

2.

A party’s right to extraordinary termination for an important reason because of violation of the agreement or similar occurrences is not changed. More specifically, it is considered an important reason for termination of the contract when a party to this agreement intentionally or negligently causes harm and the results of this are not eliminated within 30 days on de- mand.

§ 10	Other stipulations, choice of court and venue

1.

Apart from the arrangements stated in this agreement, there are no other arrangements be- tween the parties. Any further arrangements are hereby rendered irrelevant. Other arrange- ments, extensions and changes to this agreement only apply when in writing. This also applies to cancellation of this clause about the requirement of information in writing.

2.	German legislation applies to all matters regarding this agreement. The venue of all disputes with regard to this agreement is Hanover.

§ 11	Escape clause

1.

If current or future stipulations in this contract are not legal or practicable or later lose their legality or practicability, totally or partly, the validity of the other stipulations in this agree- ment is not affected. This also applies if it turns out that the agreement contains deficiencies.

2.

Instead of the ineffective or impracticable stipulation or for completion of the deficiency, a suitable arrangement should apply that the parties would have agreed upon if they had thought of the matter at the entering into the agreement. This also applies when the ineffectiveness af- fects the extent of a service or time limit stated in this agreement; in such cases, the agreed service or time limit is replaced by the closest possible legal extent of the service or time limit.

3.

If the effect of a stipulation in accordance with the above can only be achieved through agreement on and with consideration for particular formal provisions, the parties will be obli- gated to carry out the required actions and give the necessary statements.

Hannover, the 4/5/06

ImVisioN GmbH

/s/ Martin Steiner	/s/ Horst Rose
Geschäftsführer/CEO	Geschäftsführer/COO

Hannover, the 10/4/06

Digilab BioVisioN GmbH

/s/ Wolfram Rodatz
Managing Director